CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

LOOKSMART, LTD.

The undersigned, Michael Onghai, hereby certifies that:

1.           The undersigned is the duly elected and acting President and Secretary of LookSmart, Ltd., a Delaware corporation (the "Corporation"), the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2.           Effective at 5:00 P.M. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the "Effective Time"), each three shares of the common stock, par value $0.001 per share, of the Corporation ("Common Stock") issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common Stock, as reported in The Wall Street Journal and as adjusted for the reverse stock split effected hereby, during the ten (10) consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs or, if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days, as reported by The NASDAQ Stock Market LLC and as adjusted for the reverse stock split effected hereby or such other price, as determined by the Board of Directors of the Corporation, in its reasonable discretion.

3.           This Certificate of Amendment has been duly adopted by Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation of the Corporation, as amended and restated, effective as of November 5, 2013.

/s/ Michael Onghai
Michael Onghai, President and Secretary